Exhibit (d)(2)

ADVISORY AGREEMENT

THIS AGREEMENT is made as of October 1, 2005, by and between AMBASSADOR FUNDS, a Delaware statutory trust (the “Trust”), and AMBASSADOR CAPITAL MANAGEMENT, L.L.C., a Michigan Limited Liability Company (the “Adviser”).

WHEREAS, the Trust is an open-end, diversified management investment company, registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trust and Adviser are parties to an Advisory Agreement, dated August 1, 2000 (the “2000 Advisory Agreement”), pursuant to which Adviser renders investment advisory and management services to the Trust with regard to the “Ambassador Money Market Fund”;

WHEREAS, pursuant to the 2000 Advisory Agreement, the Fund and the Adviser may agree that, with respect to any additional series of shares of the Trust created in the future, the Trust and Adviser may negotiate and execute a separate advisory contract or one, that is supplementary and/or amendatory to the 2000 Advisory Agreement;

WHEREAS, the Trust desires to retain the Adviser to render investment advisory and management services under the terms hereof to the “Ambassador Broadmarket Plus Equity Fund” (the “Fund”); and

WHEREAS, the Adviser has been organized to operate as an investment adviser and desires to provide investment advisory services to the Trust, and is registered as an Investment Adviser under the Investment Advisers Act of 1940, as amended.

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.

Employment of the Adviser.  The Trust hereby employs the Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Fund in accordance with the investment objectives and policies and limitations of the Fund, and to administer its affairs to the extent requested by and subject to the supervision of the Trustees of the Trust for the period and upon the terms herein set forth.  The investment of monies shall be subject to all applicable restrictions of the Declaration of Trust and Bylaws of the Trust as may from time to time be in force.  The Trust and the Adviser agree that, with respect to any additional series of shares of the Trust created in the future, they may negotiate and execute a separate advisory contract or one, that is supplementary and/or amendatory hereto.

The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical services for the Trust, and to assume the obligations herein set forth for the compensation herein provided.  Subject to the supervision and direction of the Trustees, to the restrictions of the Declaration of Trust and Bylaws of the Trust, as amended from time to time, to the provisions of the 1940 Act and to the statements relating to the Fund’s investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus relating to the shares of the beneficial interest of the Fund under the Securities Act of 1933, as amended (the “Prospectus”), the services provided by the Adviser include, but are not limited to: furnishing continuously an investment program and determining from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in authorized securities or cash; making decisions for the Fund as to the manner in which voting rights, rights to consent to action and any other rights pertaining to the Fund’s portfolio securities shall be exercised; implementing investment policies and strategies; taking, on behalf of the Fund, all actions which the Adviser deems necessary to implement the investment policies determined as provided above, and in particular placing all orders for the purchase or sale of portfolio securities for the Fund’s account with brokers or dealers selected by it, and to that end, giving instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund.  The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.  It is understood and agreed that the Adviser, by separate agreements with the Trust, may also serve the Trust in other capacities.

2.

Compensation of the Adviser.  For the services and facilities described in Section 1, the Trust will pay to the Adviser at the end of each calendar month, an investment advisory fee.  The fee shall be comprised of two parts: a basic fee, accrued daily and paid monthly, equal to 0.10% of the Fund’s average daily net assets during each month and a performance adjustment that is accrued and paid monthly.  The basic fee is applied to the Fund’s average net assets for the month, giving a dollar amount that is the fee for that month.

The performance adjustment can add to the total advisory fee, depending on if  the Fund out-performed the Standard & Poor’s 500 Stock Index (the “S&P 500”) during the performance period, but the basic fee will not be less than 0.10% of the Fund’s average net assets.  The performance adjustment is calculated monthly by comparing over a performance period the Fund’s performance to that of the S&P 500.  The performance period is the most recent 12 month period, and the performance comparison is made at the end of each month.

The Fund’s performance is calculated based on the change in the Fund’s net asset value (“NAV”), after taking into account all operating expenses that are paid by the Fund (other than the performance adjustment), including the basic fee of 0.10% of average net assets.  Thus, the Fund’s performance during the performance period must exceeds that of the S&P 500 by at least the amount of the Fund’s operating expenses (which can be up to 18 basis points, or 0.18%, of average net assets) before any performance adjustment will result.  For each percentage (calculated to the nearest 0.001%) that the Fund’s performance exceeds that of the S&P 500 beyond this threshold, the performance adjustment will be 0.40%.  One-twelfth of the performance adjustment is then applied to the Fund’s average net assets over the performance period, giving a dollar amount that will be added to the basic fee for that month.  The maximum performance adjustment is 1.10% of the Fund’s average net assets over the performance period.  The performance adjustment will not begin until the Fund has completed a full 12-month period of operations.

For purposes of calculating the performance adjustment, any dividends or capital gain distributions paid by the Fund are treated as if reinvested at the NAV as of the record date for payment.  The record of the S&P 500 is based on changes in value and is adjusted for any cash distributions from the companies whose securities comprise that index.  Because the adjustment to the basic fee is based on the Fund’s performance compared to the investment record of the index, the controlling factor is not whether the Fund’s performance is up or down per se, but whether it is up or down more or less than the record of the  S&P 500.  Moreover, the comparative investment performance of the Fund is based solely on the relevant performance period without regard to the cumulative performance over a longer or short period of time.

For the fiscal years of the Fund ending July 31, 2006 and 2007, the Adviser agrees to waive a portion of its basic fee in order to assure that the Total Operating Expenses of the Fund will not exceed 0.18% of the Fund’s average daily net assets in each fiscal year.  For fiscal years in which the Total Operating Expenses are less than 0.18% of the Fund’s average daily net assets, the Advisor will be entitled to recoup any fee waivers or expense reimbursements that it was required to give in any of the past three years.

3.

Expenses Borne By the Fund.  In addition to the fee of the Adviser, the Trust shall assume and pay any expenses for services rendered by a Custodian or by the Transfer and Dividend Disbursing Agent for the safekeeping of the Fund’s securities or other property, for keeping its books of account, and for any other charges of the Custodian or of the Transfer and Dividend Disbursing Agent.  The Adviser shall not be required to pay and the Trust shall assume and pay the charges and expenses of the Fund’s operations, including compensation of the Trustees, of the Administrator/Accountant and any Distributor, charges and expenses of independent auditors, of legal counsel, any registrar of the Fund for the Fund, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, cost of share certificates, if any, and of reports, membership dues in the Investment Company Institute or any similar organization, reports and notices to shareholders, other like miscellaneous expenses and all taxes, costs and fees payable to federal, state or other governmental agencies or others on account of the registration of securities issued by the Trust, filing of corporate documents or otherwise.  The Trust shall not pay or incur any obligation for any expenses for which the Fund intends to seek reimbursement from the Adviser or adjustment of the Adviser’s fee as herein provided without first obtaining the written approval of the Adviser.

4.

Expense Reimbursement.  If expenses borne by the Trust for those Funds which the Adviser manages in any fiscal year (including the Adviser’s fee), exceed any expense limitation imposed by applicable law, the Adviser will reduce its fee or reimburse the Fund for any such excess. The expense limitation guarantee shall be allocated to each such Fund upon a fee reduction or reimbursement based upon the relative average daily net assets of each such Fund.  If for any month the expenses of a Fund properly chargeable to the income account shall exceed the expense limitation on monthly basis, payment to the Adviser for that month shall be reduced and, if necessary, the Adviser shall make a refund payment to the Fund so the total net expense will not exceed such limitation.  As of the end of a Fund’s fiscal year, however, the foregoing computations and payments shall be readjusted so that the aggregate compensation payable to the Adviser for the year is equal to the percentages set forth in Section 2 hereof with respect to the average net asset values as determined as described herein throughout the fiscal year, diminished to the extent necessary so that the total of the aforementioned expense items shall not exceed the expense limitation.  The aggregate of repayments, if any, by the Adviser to a Fund for the year shall be the amount necessary to limit the said net expense as required.

5.

Allocation of Brokerage.  The Adviser shall place all orders for the purchase or sale of portfolio securities for the accounts of the Fund with brokers or dealers selected by the Adviser, and to that end the Adviser is authorized as the agent of the Fund to give instructions to the Custodians of the Fund as to deliveries of securities and payment of cash for the account of the Fund.  In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund and (when a disclosed Commission is being charged) at reasonably competitive commission rates.  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser and the Adviser is expressly authorized to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion.

6.

Permissible Investments.  Subject to applicable statutes and regulations, it is understood that Trustees, officers or agents of the Trust are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Trust otherwise than as a director, officer or agent.

7.

Limitation on Adviser Liability.  The Adviser shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

8.

Term; Termination.  This Agreement shall become effective with respect to the Fund on the date hereof and shall remain in full force until September 30, 2007, unless sooner terminated as hereinafter provided.  This Agreement shall continue in force from year to year thereafter with respect to the Fund, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, the Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without cause and without the payment of any penalty by the Trust or by the Adviser on sixty (60) days written notice to the other party.  The Trust may effect termination with respect to the Fund by action of the Trustees or by vote of a majority of the outstanding voting securities of the Fund.

The terms “assignment” and “vote of a majority of the outstanding voting securities” have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to the effective date of such termination.

9.

Amendment.  This Agreement may be amended at any time by mutual written agreement of the parties; provided, however, that no amendment to this Agreement for which approval by vote of a majority of the Fund’s outstanding voting securities is required under the 1940 Act shall be effective until such approval is obtained.

10.

Severability.  If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

11.

Notices.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

12.

Limitation of Fund Liability.  The Declaration of Trust establishing Ambassador Funds, filed March 22, 2000, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the State of Delaware, provides that the name “Ambassador Funds” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Ambassador Funds, shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Ambassador Funds, but the Trust Estate only shall be liable.

13.

Defined Terms.  Terms not defined herein shall have the same meanings as such terms are used in the currently effective prospectus with respect to shares of the Fund.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed on the day and year first above written.

AMBASSADOR FUNDS

By: _______________________________

       Conrad W. Koski, Chairman

AMBASSADOR CAPITAL MANAGEMENT, L.L.C.

By: __________________________

       Brian T. Jeffries, President